The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Buffered Securities until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Buffered Securities and we are not soliciting offers to buy these Buffered Securities in any state where the offer or sale is not permitted.

Subject to Completion

March 2024

Preliminary Pricing Supplement

Dated March 4, 2024

Registration Statement No. 333-263376

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated May 27, 2022, Index Supplement dated May 27, 2022 and Product Supplement dated May 27, 2022)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

The Buffered Participation Allocation Securities (the “Buffered Participation Allocation Securities” or “Buffered Securities”) offer exposure to a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index (the “basket” and, each index, a “basket component”). The payment at maturity will be based on the weighted performance of the basket (determined on the valuation date) and whether the percentage decline of the basket from the initial basket level to the final basket level is equal to or greater than 15.00% (the “buffer amount”). On the valuation date, weightings will be allocated to the basket components based on their respective performances, as follows: 45% for the basket component with the highest basket component return, 35% for the basket component with the second-highest basket component return and 20% for the basket component with the lowest basket component return, in each case whether positive or negative. The “basket component return” for each basket component is its percentage change from its closing level on the pricing date (its “initial component level”) to its closing level on the valuation date (its “final component level”) and the “allocated basket return” is the percentage change in the level of the basket from the initial basket level to the final basket level. At maturity, if the level of the basket has increased from the initial basket level, investors will receive the stated principal amount of their investment plus a return equal to the allocated basket return, subject to the maximum payment at maturity. At maturity, if the level of the basket has remained flat or declined from the initial basket level and the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount, investors will receive the stated principal amount. However, if the level of the basket has declined from the initial basket level and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount, investors will receive less than the stated principal amount, resulting in a loss that is equal to the percentage decline in the basket from the initial basket level to the final basket level in excess of the buffer amount. Investors may lose up to 85% of the stated principal amount of the Buffered Securities. The Buffered Securities are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for performance-weighted exposure to the basket and the buffer feature that applies to a limited range of performance of the basket. Accordingly, the Buffered Securities do not guarantee the return of the full principal amount at maturity. The Buffered Securities are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Buffered Securities are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Buffered Securities and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:		UBS AG London Branch (“UBS”)
Basket and basket components:

A performance-weighted basket consisting of the Nasdaq-100 Index® (Bloomberg Ticker: “NDX”), the Russell 2000® Index (Bloomberg Ticker: “RTY”) and the S&P 500® Index (Bloomberg Ticker: “SPX”) (each, a “basket component”). The basket weighting of each basket component will be determined on the valuation date.

Aggregate principal amount:		$•
Stated principal amount:		$1,000.00 per Buffered Security
Issue price:		$1,000.00 per Buffered Security (see “Commissions and issue price” below)
Denominations:		$1,000.00 per Buffered Security and integral multiples thereof
Interest:		None
Pricing date:		Expected to be March 5, 2024
Original issue date:

Expected to be March 8, 2024 (3 business days after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered Securities on any date prior to two business days before delivery will be required, by virtue of the fact that the Buffered Securities will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:

Expected to be March 5, 2026 (approximately 24 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the valuation date and maturity date to ensure that the stated term of the Buffered Securities remains the same.

Maturity date:		Expected to be March 10, 2026 (3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

￭ If the allocated basket return is positive:

The lesser of (a) $1,000.00 + Upside Payment and (b) Maximum Payment at Maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

￭ If the allocated basket return is zero or negative and the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount:

$1,000.00

￭ If the allocated basket return is negative and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount:

$1,000.00 + [$1,000.00 × (Allocated Basket Return + Buffer Amount)]

Accordingly, if the allocated basket return is negative and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline of the basket from the initial basket level to the final basket level in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

Basket component return:		For each basket component, the quotient, expressed as a percentage, of (i) its final component level minus its initial component level, divided by (ii) its initial component level.
Basket weighting:

45% for the basket component with the highest basket component return, 35% for the basket component with the second-highest basket component return and 20% for the basket component with the lowest basket component return, in each case whether positive or negative

Allocated basket return:		(Best Basket Component Return × 45%) + (Second-Best Basket Component Return × 35%) + (Worst Basket Component Return × 20%)
Best Basket Component Return; Second Best Basket Component Return; Worst Basket Component Return

The “best basket component return” is the basket component return of the basket component with the highest basket component return; the “second basket component return” is the basket component return of the basket component with the second highest basket component return; and the “worst basket component return” is the basket component return of the basket component with the lowest basket component return, in each case whether positive or negative. The best, second best and worst basket component returns will not be determined until the valuation date.

Upside payment:		$1,000.00 × allocated basket return
Maximum gain:		20.00%
Initial basket level:		To be set to 100 on the pricing date.
Final basket level:		The product of (i) the initial basket level and (ii) the sum of 1 plus the allocated basket return.
Initial component level:

•, which is the closing level of the Nasdaq-100 Index® on the pricing date, as determined by the calculation agent

•, which is the closing level of the Russell 2000® Index on the pricing date, as determined by the calculation agent

•, which is the closing level of the S&P 500® Index on the pricing date, as determined by the calculation agent

Final component level:		The closing level of each basket component on the valuation date, as determined by the calculation agent
Maximum payment at maturity:		$1,200.00 per Buffered Security, which is equal to $1,000.00 + ($1,000.00 × Maximum Gain)
Buffer amount:		15%
CUSIP / ISIN:		902674R77 / US902674R770
Listing:		The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:		UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered Security:	100.00%	2.00%(a)	97.50%
+0.50%(b)
2.50%
Total:	$•	$•	$•

(1)UBS Securities LLC will purchase from UBS AG the Buffered Securities at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of Buffered Securities. UBS Securities LLC will agree to resell all of the Buffered Securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Buffered Securities that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered Securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Buffered Securities as of the pricing date is expected to be between $936.90 and $966.90. The range of the estimated initial value of the Buffered Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Buffered Securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 12 herein.

Notice to investors: the Buffered Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Buffered Securities at maturity, and the Buffered Securities may have downside market risk proportionate to that of a hypothetical investment in the basket, subject to the buffer amount. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Buffered Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Buffered Securities.

You should carefully consider the risks described under “Risk Factors” beginning on page 10 herein and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Buffered Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Buffered Securities. You may lose some or almost all of your initial investment in the Buffered Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Buffered Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Buffered Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated May 27, 2022	Index supplement dated May 27, 2022	Prospectus dated May 27, 2022

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement for various securities we may offer, including the Buffered Securities) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm
￭	Index Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm
￭	Product Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Buffered Securities” refers to the Buffered Participation Allocation Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated May 27, 2022, references to the “accompanying index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered Securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Buffered Securities prior to their issuance. In the event of any changes to the terms of the Buffered Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the accompanying index supplement; and finally, the accompanying prospectus.

March 2024	Page 2

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Investment Overview

Buffered Participation Allocation Securities

The Buffer Participation Allocation Securities Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due on or about March 10, 2026 can be used:

￭To achieve similar levels of upside exposure to the performance-weighted basket as that of a hypothetical direct investment in the basket, subject to the maximum payment at maturity; however, by investing in the Buffered Securities, you will not be entitled to receive any dividends paid with respect to the stocks comprising any basket component (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the performance-weighted basket beyond a level that exceeds the maximum gain is appropriate for you.

￭To gain performance-weighted exposure to a basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index.

￭To obtain a buffer against a specified percentage of negative performance of the performance-weighted basket.

￭All payments on the Buffered Securities are subject to our credit risk.

Maturity:	Approximately 24 months
Buffer amount:	15%
Maximum payment at maturity:	$1,200.00 per Buffered Security, which is equal to $1,000.00 + ($1,000.00 × Maximum Gain)
Maximum gain:	20.00%
Interest:	None
Minimum payment at maturity:	$150.00 (15% of the stated principal amount).
Listing:	The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communications network.

March 2024	Page 3

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Key Investment Rationale

Investors can use the Buffered Securities to obtain (i) upside exposure to the performance-weighted basket, up to the maximum gain, and (ii) contingent protection against a loss of the stated principal amount in the event that the allocated basket return is negative and the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount. At maturity, investors will receive an amount in cash based upon the allocated basket return. Investors may lose some or almost all of their initial investment in the Buffered Securities.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Buffered Securities do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Performance Allocation Feature:

The weighting for each basket component is not set at the beginning of the term of the Buffered Securities. Instead, in measuring the performance of the basket as a whole as of the valuation date, the basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 20%.

Upside Scenario	If the allocated basket return is positive, at maturity, you will receive the lesser of (a) the stated principal amount of $1,000.00 plus the upside payment and (b) the maximum payment at maturity.

Par Scenario

If the allocated basket return is zero or negative and the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount, you will receive the stated principal amount at maturity.

Downside Scenario

If the allocated basket return is negative and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount, at maturity, you will receive less than the stated principal amount, resulting in a percentage loss of your initial investment equal to the percentage decline of the basket from the initial basket level to the final basket level in excess of the buffer amount. For example, if the allocated basket return is −55%, each Buffered Security will redeem for $600.00, or 60% of the stated principal amount. The minimum payment at maturity is only 15% of the stated principal amount and you could lose some or almost all of your initial investment.

March 2024	Page 4

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Investor Suitability

The Buffered Securities may be suitable for you if:

■You fully understand the risks of an investment in the Buffered Securities, including the risk of loss of almost all of your initial investment.

■You can tolerate a loss of some or almost all of your investment and are willing to make an investment that may have similar downside market risk as that of a hypothetical investment in the basket, the basket components or the index constituent stocks, subject to the buffer.

■You believe that the percentage decline of the basket from the initial basket level to the final basket level will be equal to or less than the buffer amount and, if the percentage decline of the basket from the initial basket level to the final basket level is greater than the buffer amount, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be as low as the minimum payment at maturity.

■You believe that the level of the basket will increase over the term of the Buffered Securities and that the percentage of increase is unlikely to exceed the maximum gain indicated on the cover hereof, or that the level of the basket will decline over the term of the Buffered Securities and that the percentage decline will not be greater than the buffer amount.

■You understand and accept that your potential return on any increase of the basket is limited to the maximum gain and you are willing to invest in the Buffered Securities based on the maximum gain and maximum payment at maturity indicated on the cover hereof.

■You can tolerate fluctuations in the price of the Buffered Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

■You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks.

■You are willing and able to hold the Buffered Securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Buffered Securities.

■You believe that one basket component will outperform the others, but are uncertain as to which basket component will perform best and, therefore, prefer an investment that allocates a higher weighting to the basket component with the best performance.

■You understand and are willing to accept the risks associated with in a performance-weighted basket and the basket components.

■You are willing to assume the credit risk of UBS for all payments under the Buffered Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the Buffered Securities determined by our internal pricing models is lower than the issue price.

The Buffered Securities may not be suitable for you if:

■You do not fully understand the risks of an investment in the Buffered Securities, including the risk of loss of almost all of your initial investment.

■You require an investment designed to provide a full return of principal at maturity.

■You are not willing to make an investment that may have similar downside market risk as that of a hypothetical investment in the basket, basket components or the index constituent stocks, subject to the buffer.

■You believe that the percentage decline of the basket from the initial basket level to the final basket level will be greater than the buffer amount or you cannot tolerate receiving a payment at maturity that may be less than the stated principal amount and as low as the minimum payment at maturity.

■You believe that the level of the basket will increase during the term of the Buffered Securities and that the percentage of increase is likely to exceed the maximum gain indicated on the cover hereof.

■You seek an investment that has an unlimited return potential or you are unwilling to invest in the Buffered Securities based on the maximum gain and maximum payment at maturity indicated on the cover hereof.

■You cannot tolerate fluctuations in the price of the Buffered Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

■You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks.

■You are unable or unwilling to hold the Buffered Securities to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are unwilling to accept the risks associated with investing in a performance weighted-basket or the basket components.

■You are not willing to assume the credit risk of UBS for all payments under the Buffered Securities, including any repayment of principal.

March 2024	Page 5

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

How the Buffered Participation Allocation Securities Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical. We make no representation or warranty as to which of the basket components will have the best, second best and worst basket component returns for the purposes of calculating your actual payment at maturity. The Buffered Securities are linked to a performance-weighted basket and, therefore, the best, second best and worst basket component returns will not be determined until the valuation date.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Buffered Securities are subject to our credit risk.

Stated principal amount:	$1,000.00 per Buffered Security
Hypothetical initial basket level:	100
Buffer amount:	15%
Maximum payment at maturity:	$1,200.00 per Buffered Security
Maximum gain:	20.00%
Minimum payment at maturity:	$150.00 (15% of the stated principal amount)

EXAMPLE 1: The basket increases over the term of the Buffered Securities, and investors receive the stated principal amount plus the upside payment.

The best-performing basket component return is 10%, the second-best-performing basket component return is 5% and the worst-performing basket component return is 1%
Allocated Basket Return	= (Best Basket Component Return × 45%) + (Second-Best Basket Component Return × 35%) + (Worst Basket Component Return × 20%) = (10%× 45%) + (5% × 35%) + (1% × 20%) = 6.45%
Final basket level	106.45
Payment at Maturity	= lesser of (a) $1,000.00 + Upside Payment and (b) Maximum payment at Maturity
= lesser of (a) $1,000.00 + ($1,000.00 × Allocated Basket Return) and (b) $1,000.00 + ($1,000.00 × Maximum Gain)
= lesser of (a) $1,000.00 + ($1,000.00 × 6.45%) and (b) $1,000.00 + ($1,000.00 × 20.00%)
= lesser of (a) $1,064.50 and (b) $1,200.00
= $1,064.50 (Payment at Maturity)

In Example 1, the final basket level is greater than the initial basket level and the allocated basket return is 6.45%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to the allocated basket return, resulting in a payment at maturity of $1,064.50 per Buffered Security (a total return of 6.45%).

March 2024	Page 6

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

EXAMPLE 2: The basket increases over the term of the Buffered Securities, and investors receive the maximum payment at maturity.

The best-performing basket component return is 50%, the second-best-performing basket component return is 40% and the worst-performing basket component return is 10%
Allocated Basket Return	= (Best Basket Component Return × 45%) + (Second-Best Basket Component Return × 35%) + (Worst Basket Component Return × 20%) = (50%× 45%) + (40% × 35%) + (10% × 20%) = 38.50%
Final basket level	138.50
Payment at Maturity	= lesser of (a) $1,000.00 + Upside Payment and (b) Maximum payment at Maturity
= lesser of (a) $1,000.00 + ($1,000.00 × Allocated Basket Return) and (b) $1,000.00 + ($1,000.00 × Maximum Gain)
= lesser of (a) $1,000.00 + ($1,000.00 × 38.50%) and (b) $1,000.00 + ($1,000.00 × 20.00%)
= lesser of (a) $1,385.00 and (b) $1,200.00
= $1,200.00 (Payment at Maturity)

In Example 2, the final basket level is greater than the initial basket level and the allocated basket return is 38.50%. Because the allocated basket return, is greater than the maximum gain, investors receive the maximum payment at maturity, resulting in a payment at maturity of $1,200.00 per Buffered Security (a total return of 20.00%).

EXAMPLE 3: The basket declines over the term of the Buffered Securities, and investors receive the stated principal amount.

The best-performing basket component return is -2%, the second-best-performing basket component return is -5% and the worst-performing basket component return is -10%
Allocated Basket Return	= (Best Basket Component Return × 45%) + (Second-Best Basket Component Return × 35%) + (Worst Basket Component Return × 20%) = (-2%× 45%) + (-5% × 35%) + (-10% × 20%) = -4.65%
Final basket level	95.35
Payment at Maturity	= $1,000.00 (Payment at Maturity)

In Example 3, the final basket level is equal to or less than the initial basket level and the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount. Accordingly, investors receive at maturity the stated principal amount of $1,000.00 per Buffered Security (a total return of 0.00%).

March 2024	Page 7

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

EXAMPLE 4: The basket declines over the term of the Buffered Securities, and investors receive less than the stated principal amount at maturity.

The best-performing basket component return is -55%, the second-best-performing basket component return is -65% and the worst-performing basket component return is -75%
Allocated Basket Return	= (Best Basket Component Return × 45%) + (Second-Best Basket Component Return × 35%) + (Worst Basket Component Return × 20%) = (-55%× 45%) + (-65% × 35%) + (-75% × 20%) = -62.50%
Final basket level	37.50
Payment at Maturity	= $1,000.00 + [$1,000.00 × (Allocated basket return + Buffer Amount)]
= $1,000.00 + [$1,000.00 × (−62.50% + 15.00%)]
= $1,000.00 + ($1,000.00 × −47.50%)
= $1,000.00 − $475.00
= $525.00 (Payment at Maturity)

In Example 4, the final basket level is less than the initial basket level and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount. Because the percentage decline from the initial basket level to the final basket level is greater than the buffer amount, investors are exposed to the decline in the level of the basket in excess of the buffer amount, resulting in a payment at maturity of $525.00 per Buffered Security (a loss of 47.50%).

If the final basket level is less than the initial basket level by more than the buffer amount, you will lose 1% for every 1% that the final basket level falls below the initial basket level in excess of the buffer amount and could lose up to 85.00% of your investment in the Buffered Securities.

Any payment to be made on the Buffered Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Buffered Securities and you could lose all of your initial investment.

How it works

￭Upside Scenario. If the allocated basket return is positive, investors will receive the lesser of (a) the stated principal amount of $1,000.00 plus the product of the stated principal amount of $1,000.00 multiplied by the allocated basket return and (b) the maximum payment at maturity. Under the hypothetical terms of the Buffered Securities, an investor will realize the maximum payment at maturity at a final basket level of 120.00% of the initial basket level.

￭If the allocated basket return is 5.00%, investors will receive a return of 5.00%, or $1,050.00 per Buffered Security.

￭If the allocated basket return is 30%, investors will receive only the maximum payment at maturity of $1,200.00 per Buffered Security, a return of 20.00%.

￭Par Scenario. If the allocated basket return is zero or negative but the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount, investors will receive the stated principal amount of $1,000.00.

￭If the allocated basket return is −10%, investors will receive a return of 0.00%, or $1,000.00 per Buffered Security.

￭Downside Scenario. If the allocated basket return is negative and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount, investors will receive an amount that is less than the stated principal amount of $1,000.00, resulting in a loss of their initial investment that is proportionate to the decline in the level of the basket over the term of the Buffered Securities in excess of the buffer amount.

￭If the allocated basket return is −40%, investors would lose 25% of the stated principal amount and receive only $750.00 per Buffered Security at maturity, or 75% of the stated principal amount. The Buffered Securities do not guarantee the return of the full stated principal amount and investors may lose some or almost all of their initial investment.

March 2024	Page 8

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each Buffered Security that they hold an amount in cash based upon the allocated basket return (which is based on the weighted performance of each basket component), as determined as follows:

If the allocated basket return is positive:

  The lesser of (a) $1,000.00 + Upside Payment and (b) Maximum payment at Maturity

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the allocated basket return is zero or negative and the percentage decline from the initial basket level to the final basket level is equal to or less than the buffer amount:

The Stated Principal Amount of $1,000

Par Payment
Stated Principal Amount
$1,000.00

In this scenario, you will not receive a positive return on the Buffered Securities.

If the allocated basket return is negative and the percentage decline from the initial basket level to the final basket level is greater than the buffer amount:

$1,000.00 + [$1,000.00 × (Allocated Basket Return + Buffer Amount)]

Accordingly, if the final basket level is less than the initial basket level and the percentage decline of the basket from the initial basket level to the final basket level is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

Any payment to be made on the Buffered Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Buffered Securities and you could lose all of your initial investment.

March 2024	Page 9

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered Securities.

Risks Relating to Return Characteristics

￭The Buffered Securities do not pay interest or guarantee return of the stated principal amount and your investment in the Buffered Securities may result in a loss. The terms of the Buffered Securities differ from those of ordinary debt Buffered Securities in that the Buffered Securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the allocated basket return is negative and the percentage decline of the basket from the initial basket level to the final basket level is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline of the basket from the initial basket level to the final basket level in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment. Accordingly, you could lose some and, in extreme situations, almost all of your initial investment.

￭Your potential return on any positive performance of the basket is limited to the maximum gain. The return potential any positive performance of the basket is limited to the maximum gain indicated on the cover hereof. Therefore, you will not benefit from any positive allocated basket return in excess of an amount that exceeds the maximum gain and your return on the Buffered Securities may be less than that of a hypothetical direct investment in the basket, the basket components or the index constituent stocks.

￭The upside payment applies only if you hold the Buffered Securities to maturity. You should be willing to hold the Buffered Securities to maturity. If you are able to sell the Buffered Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside payment and the return you realize may be less than the then-current allocated basket return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the upside payment, subject to the maximum gain, from UBS only if you hold the Buffered Securities to maturity.

■The contingent payment of principal applies only at maturity. You should be willing to hold the Buffered Securities to maturity. If you are able to sell the Buffered Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the basket is negative and the percentage decline of the basket from the initial basket level to the final basket level is equal to or less than the buffer amount.

■The basket will be unequally weighted and the lower performance of one basket component may offset or mitigate an increase in the other basket components. The Buffered Securities are linked to a performance-weighted basket and, therefore, the best, second best and worst basket component returns will not be determined until the valuation date. On the valuation date, weightings will be allocated to the basket components based on their respective performances, as follows: 45% for the basket component with the highest basket component return, 35% for the basket component with the second-highest basket component return and 20% for the basket component with the lowest basket component return, in each case whether positive or negative. Declines in the level of one basket component may offset increases in the levels of the other basket components. Although the best-performing basket component will be the most heavily weighted basket component and the worst-performing basket component will be the least heavily weighted basket component, the best basket component return may not be positive and, if positive, may not be large enough to counterbalance the negative basket component return of the second best and worst performing basket components. In such a case, the allocation of the weightings of the basket components based on their respective performances will not prevent you from receiving less than the stated principal amount.

■Correlation (or lack of correlation) among the basket components may adversely affect your return on the Buffered Securities. “Correlation” is a measure of the degree to which the returns of a group of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket components may not correlate with each other. At a time when the level of a particular basket component increases, the level of another basket component may not increase as much, or may even decline in value. Therefore, in calculating the allocated basket return on the valuation date, an increase in the level of one basket component may be moderated, or wholly offset, by a lesser increase or by a decline in the level of another basket component. Further, high correlation of movements in the values of the basket components could adversely affect your return on the Buffered Securities during periods of negative performance of the basket components. Changes in the correlation of the basket components could also adversely affect the market value of, and your return on, the Buffered Securities.

March 2024	Page 10

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

￭Owning the Buffered Securities is not the same as owning the index constituent stocks, and you will not have any shareholder rights. The return on the Buffered Securities may not reflect the return you would realize if you actually owned the index constituent stocks. For example, your return on the Buffered Securities is limited to the maximum gain, while the potential return on a direct investment in the index constituent stocks would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Buffered Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Buffered Securities. In addition, as an owner of the Buffered Securities, you will not have voting rights or any other rights that a holder of the index constituent stocks would have.

Risks Relating to Characteristics of the Basket Components

￭Market risk. The return on the Buffered Securities, which may be negative, is linked to the performance of the basket (and, therefore the basket components) and indirectly linked to the value of the index constituent stocks. The level of the basket components and, therefore, the basket, can rise or fall sharply due to factors specific to a basket component or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Buffered Securities, should conduct your own investigation into the basket components and index constituent stocks.

￭There can be no assurance that the investment view implicit in the Buffered Securities will be successful. It is impossible to predict whether and the extent to which the level of the basket will rise or fall and there can be no assurance that the allocated basket return will be positive. The basket component returns (and, therefore, the final basket level and the allocated basket return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the basket components in general and each index constituent stock in particular, and the risk of losing some or almost all of your initial investment.

￭Changes that affect the basket components, including regulatory changes, will affect the market value of, and return on, your Buffered Securities. The policies of the index sponsor of each basket component as specified under “Information About the Basket and the Basket Components” (each, an “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which such index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of a basket component. The policies of an index sponsor with respect to the calculation of a basket component could also adversely affect the level of such basket component. An index sponsor may discontinue or suspend calculation or dissemination of the basket component. Further, indices like the basket components have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (a basket component) or the administrator (an index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original basket component, it may deem the closing level of the original basket component on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such event and potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Buffered Securities.

￭The basket components reflect price return, not total return. The return on the Buffered Securities is based on the weighted performance of the basket components, which reflect the changes in the market prices of the respective basket component’s index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on each basket component’s index constituent stocks. The return on the Buffered Securities will not include such a total return feature or dividend component.

￭UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict the index sponsors’ actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of any basket component. The index sponsors are not involved in the Buffered Securities offering in any way and have no obligation to consider your interest as an owner of the Buffered Securities in taking any actions that might affect the level of any basket component and, therefore, the market value of, and return on, your Buffered Securities.

March 2024	Page 11

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

￭The Buffered Securities are subject to small-capitalization stock risks. The Buffered Securities are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Estimated Value Considerations

￭The issue price you pay for the Buffered Securities will exceed their estimated initial value. The issue price you pay for the Buffered Securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Buffered Securities by reference to our internal pricing models and the estimated initial value of the Buffered Securities will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Buffered Securities incorporate certain variables, including the level of the basket and the basket components, volatility of the basket, the basket components and index constituent stocks, correlation among the basket components, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the Buffered Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Buffered Securities to you. Due to these factors, the estimated initial value of the Buffered Securities as of the pricing date will be less than the issue price you pay for the Buffered Securities.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your Buffered Securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Buffered Securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Basket Components — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Buffered Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Buffered Securities determined by reference to our internal pricing models. The estimated initial value of the Buffered Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Buffered Securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Buffered Securities as of the pricing date. We may determine the economic terms of the Buffered Securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Buffered Securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Buffered Securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Buffered Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the Buffered Securities. The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Buffered Securities and may stop making a market at any time. If you are able to sell your Buffered Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Buffered Securities will develop. The estimated initial value of the Buffered Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Buffered Securities in any secondary market at any time.

March 2024	Page 12

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

￭The price at which UBS Securities LLC and its affiliates may offer to buy the Buffered Securities in the secondary market (if any) may be greater than UBS’ valuation of the Buffered Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Buffered Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Buffered Securities at a price that exceeds (i) our valuation of the Buffered Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Buffered Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Buffered Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the

March 2024	Page 13

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Buffered Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Buffered Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of the Buffered Securities prior to maturity. The market price of the Buffered Securities will be influenced by many unpredictable and interrelated factors, including the level of the basket and the basket components; the volatility of the basket, basket components and index constituent stocks; correlation among the basket components; any dividends paid on the index constituent stocks; the time remaining to the maturity of the Buffered Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Buffered Securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Buffered Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in business with the index constituent stock issuers or trading activities related to the basket components or any index constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Buffered Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing level of the basket component. The calculation agent can postpone the determination of the initial basket level or final basket level or the initial component level or final component level of a basket component (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date or valuation date, respectively. As UBS determines the economic terms of the Buffered Securities, including the maximum gain and buffer amount, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Buffered Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Buffered Securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Buffered Securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Buffered Securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Buffered Securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Buffered Securities to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the Buffered Securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered Securities on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the Buffered Securities. These hedging or trading activities on or prior to the pricing date could potentially affect the levels of the basket components. Additionally, these hedging or trading activities during the term of the Buffered Securities could potentially affect the final component level of the basket components on the valuation date and, accordingly, any amounts payable on the Buffered Securities. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered Securities declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Buffered Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered Securities, a performance-weighted basket and the basket components.

￭Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in any index constituent stock, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the basket components or index constituent stocks may adversely affect the level of the basket components, and, therefore, the basket and the market value of, and return on, the Buffered Securities.

March 2024	Page 14

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The Buffered Securities are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Buffered Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered Securities, you could lose all of your initial investment.

￭The Buffered Securities are not bank deposits. An investment in the Buffered Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Buffered Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Buffered Securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Buffered Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Buffered Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Buffered Securities. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Buffered Securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Buffered Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Buffered Securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Buffered Securities, the price or value of their investment in the Buffered Securities and/or the ability of UBS to satisfy its obligations under the Buffered Securities and could lead to holders losing some or all of their investment in the Buffered Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Buffered Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered Securities are uncertain. You should read carefully the section entitled “Tax Considerations” herein and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and consult your tax advisor about your tax situation.

March 2024	Page 15

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Information About the Basket and the Basket Components

All disclosures contained in this document regarding the basket are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket or any basket component. You should make your own investigation into the basket.

Included on the following pages is a brief description of the basket and each basket component. This information has been obtained from publicly available sources. Set forth below for each basket component is a table that provides the quarterly closing high and quarterly closing low for such basket component. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. You should not take the historical prices of a basket component as an indication of future performance.

The Basket

The Buffered Securities are linked to a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index and, therefore, the best, second best and worst basket component returns will not be determined until the valuation date. On the valuation date, weightings will be allocated to the basket components based on their respective performances, as follows: 45% for the basket component with the highest basket component return, 35% for the basket component with the second-highest basket component return and 20% for the basket component with the lowest basket component return, in each case whether positive or negative. Accordingly, there is no actual historical information about the historical basket performance as of the date of this document.

Nasdaq-100 Index®

We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq OMX Group, Inc. and its affiliates (collectively, “Nasdaq OMX”) (its “index sponsor” or “Nasdaq OMX”).

NDX is published by Nasdaq OMX, but Nasdaq OMX has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq OMX without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Basket component Publishers – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® (“Nasdaq”) based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.

NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq OMX will review the composition of NDX on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket component.

Information as of market close on February 28, 2024:

Bloomberg Ticker Symbol:	NDX	52 Week High (on February 22, 2024):	18,004.70
Current Index Level:	17,874.50	52 Week Low (on March 10, 2023):	11,830.28
52 Weeks Ago (on February 28, 2023):	12,042.12

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the NDX for the specified period. The closing level of the NDX on February 28, 2024 was 17,874.50. The graph below sets forth the daily closing levels of the NDX for the period from January 1, 2014 through February 28, 2024. The actual initial component level will be determined on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket component should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the basket component at any time, including the valuation date.

Nasdaq-100 Index®	High	Low	Period End
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter	12,041.89	10,679.34	10,939.76
2023
First Quarter	13,181.35	10,741.22	13,181.35
Second Quarter	15,185.48	12,725.11	15,179.21
Third Quarter	15,841.35	14,545.83	14,715.24
Fourth Quarter	16,906.80	14,109.57	16,825.93
2024
First Quarter (through February 28, 2024)	18,004.70	16,282.01	17,874.50

March 2024	Page 17

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Nasdaq-100 Index® – Daily Closing Levels January 1, 2014 to February 28, 2024

March 2024	Page 18

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make‑up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Basket component Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website. RTY’s value is calculated by adding the market values of the index constituent stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket component.

Information as of market close on February 28, 2024:

Bloomberg Ticker Symbol:	RTY	52 Week High (on December 27, 2023):	2,066.214
Current Index Level:	2,040.306	52 Week Low (on October 27, 2023):	1,636.938
52 Weeks Ago (on February 28, 2023):	1,896.991

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the RTY for the specified period. The closing level of the RTY on February 28, 2024 was 2,040.306. The graph below sets forth the daily closing levels of the RTY for the period from January 1, 2014 through February 28, 2024. The actual initial component level will be determined on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket component should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the basket component at any time, including the valuation date.

Russell 2000® Index	High	Low	Period End
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter (through February 28, 2024)	2,061.478	1,913.166	2,040.306

March 2024	Page 20

Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Russell 2000® Index – Daily Closing Levels January 1, 2014 to February 28, 2024

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Buffered Participation Allocation Securities due on or about March 10, 2026

$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Basket component Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket component.

Information as of market close on February 28, 2024:

Bloomberg Ticker Symbol:	SPX	52 Week High (on February 28, 2024):	5,088.80
Current Index Level:	5,069.76	52 Week Low (on March 13, 2023):	3,855.76
52 Weeks Ago (on February 28, 2023):	3,970.15

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the SPX for the specified period. The closing level of the SPX on February 28, 2024 was 5,069.76. The graph below sets forth the daily closing levels of the SPX for the period from January 1, 2014 through February 28, 2024. The actual initial component level will be determined on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket component should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the basket component at any time, including the valuation date.

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter (through February 28, 2024)	5,088.80	4,688.68	5,069.76

March 2024	Page 23

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

S&P 500® Index – Daily Closing Levels January 1, 2014 to February 28, 2024

March 2024	Page 24

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Additional Information About the Buffered Securities

General Information
Listing:	The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communication network.
Tax considerations:

The U.S. federal income tax consequences of your investment in the Buffered Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Buffered Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Buffered Securities as prepaid derivative contracts with respect to the basket components. If your Buffered Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Buffered Securities. Such gain or loss should generally be long-term capital gain or loss if you hold your Buffered Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered Securities. The deductibility of capital losses is subject to limitations.

Section 1297. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Buffered Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered Securities, it is possible that your Buffered Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Buffered Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Buffered Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Buffered Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Buffered Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered Securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered Securities if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Buffered Securities generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any index constituent stock (an “index constituent stock issuer”) would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Buffered Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Buffered Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Buffered Securities upon a taxable disposition of the Buffered Securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent issuer as a USRPHC and the Buffered Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the Buffered Securities are not “delta-one” with respect to any basket component or any index constituent stock, our special U.S. tax counsel is of the opinion that the Buffered Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Buffered Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Buffered Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a basket component, index constituent stocks or your Buffered Securities, and following such occurrence your Buffered Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered Securities under these rules if you enter, or have entered, into certain other transactions in respect of the basket components, index constituent stocks or the Buffered Securities. If you enter, or have entered, into other transactions in respect of the basket components, index constituent stocks or the Buffered Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered Securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable)

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$• Based on a performance-weighted basket consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Buffered Securities is unclear, it is possible that any payment with respect to the Buffered Securities could be subject to the FATCA rules. If withholding applies to the Buffered Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Buffered Securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Buffered Securities similar to the Buffered Securities purchased after the bill was enacted to accrue interest income over the term of such Buffered Securities despite the fact that there will be no interest payments over the term of such Buffered Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the index constituent stock issuers).

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Buffered Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Buffered Securities as described below.

In connection with the sale of the Buffered Securities, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the basket components or index constituent stocks, or purchases and sales of Buffered Securities, in each case before, on and/or after the pricing date of the Buffered Securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in Buffered Securities similar to the Buffered Securities from time to time and may, in our or their sole discretion, hold or resell those Buffered Securities.

The hedging activity discussed above may adversely affect the market value of the Buffered Securities from time to time and payment on the Buffered Securities at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Buffered Securities specified on the front cover of this document at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of Buffered Securities. UBS Securities LLC will agree to resell all of the Buffered Securities to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered Securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus in a market-making transaction for any Buffered Securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Buffered Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the Buffered Securities in this offering to an account

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Principal at Risk Securities

over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Buffered Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Buffered Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Buffered Securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Buffered Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Buffered Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Buffered Securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of sales to EEA & UK retail investors:

The Buffered Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Buffered Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Buffered Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Buffered Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Buffered Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This document represents a summary of the terms and conditions of the Buffered Securities. We encourage you to read the accompanying product supplement, the accompanying index supplement and accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

March 2024	Page 28

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Securities	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
How the Buffered Participation Allocation Securities Work	5
How it Works	7
Payment at Maturity	8
Risk Factors	9
Information About the Basket and the Basket Components	14
Additional Information About the Buffered Securities	23

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSE® 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$●

UBS AG

Buffered Participation Allocation Securities

due on or about March 10, 2026

Preliminary Pricing Supplement dated March 4, 2024
(To Product Supplement dated May 27, 2022,
Index Supplement dated May 27, 2022
and Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Securities LLC